Exhibit 4.4

ProInversion
Av. Paseo de la Republica 3361 Piso 9. San Isidro - Lima 27. Peru. Tel. (51-1) 612-1200, Fax. (51-1) 221-2941
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     Oficio No /2003/DE-SG/PROINVERSION
     ----------------------------------

     Lima, de abril de 2003

     Senor
     AMERICO VILLAFUERTE
     Presidente de
     Manhattan Minerals Corp.
     Presente-

     De nuestra consideracion

     Por medlo de la presente, cumplimos con transcribir el acuerdo adoptado en Sesion del Cunsejo Directivo de PROINVERSION de fecha 09 de abril de 2003:

     "De acuerdo a lo solicitado por el Comite de PROINVERSION en Activos mediante Oficio No 24/2003/CPA/PROINVERSION de fecha 07 de abril de 2003, se decide aprobar la modificacion del Contrato de Opcion de Constitucion de Sociedad Anonima para el desarrollo do actividades mineras en las concesiones que conforman el Proyecto Minero Tambo Grande suscrito el 17 de mayo de 1999 ampiande el plazo para el ejercicio de la opcion hasta el 31 de mayo de 2004.

     Respecto a los requisitos de precalificacion, Manhattan Minerals Corp. debers acreditar el cumplimiento de dichos requisitos a mas tardar el primero de diciembre de 2003.

     De no acreditar el cumplimiento de los mismos en el plazo establecido, la referida empresa perdera el derecho de ejercer la opcion a la cual se hace referencia en el parrafo primero def presenta acuerdo.

     Transcribir el presente acuerdo al Comite de PROINVERSION en Activos, al Coordinador en Asuntos Mineros de PROINVERSION y a la Empresa Manhattan Minerals Corp., exonerandolo del tramite de aprobacion del acta".

     Sin otro particular, quedamos de usted.

     Atentamente,


     "Luis Gujulfo Z"

     LUIS GUJULFO Z
     Director Ejectuveo
     PROINVERSION


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Extension of Option Agreement April 09/03


Of our consideration;

Through this letter, we transcribe the agreement adopted in the session of the Managerial Council of PROINVERSION on the 9th of April 2003.

"According to the request by PROINVERSION Committee in Assets by means of the Official Letter No 24/2003/CPA/PROINVERSION dated 7th of April 2003 it's been decided to approve the modification to the Constitution Option Agreement of the Anonymous Society for the development of mining activities in the concessions that form part of the Tambo Grande Mining Project undersigned on the 17th of May 1999, extending the term for the exercise of the option to the 31st of May 2004.

With regards to the requirements of pre-qualification, Manhattan Minerals Corp. will have to credit the fulfillment of the mentioned requirement at the latest at the beginning of December 2003.

Of not doing so in the established term, the referred company would loose the rights to exercise the option mentioned in the first paragraph.

Transcribe the present agreement to the PROINVERSION Committee in Assets, to the Coordinator of Mining Affairs of PROINVERSION and to the Company Manhattan Minerals Corp., freeing it from the step of approval of the record".